Exhibit 8

[LETTERHEAD OF MORRISON & FOERSTER LLP]

March 5, 2015

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Re: HSBC USA Inc. – Notes, Series 1

Ladies and Gentlemen:

We are rendering this opinion as special United States federal income tax counsel to HSBC USA Inc. (the “Company”), a Maryland corporation, in connection with the filing of the Company’s shelf registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement registers an unspecified aggregate principal amount of the Company’s senior and subordinated unsecured debt securities, which may be issued by the Company from time to time.

We have reviewed the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectus supplement for Notes, Series 1 (the “Notes”) dated March 5, 2015 (the “Prospectus Supplement”), to the prospectus of the same date (the “Prospectus”). Based upon current law, we confirm that the statements of United States federal income tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations and qualifications contained therein, are a fair and accurate summary of the matters stated therein. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the headings “U.S. Federal Income Tax Considerations” and “Legal Opinions” in the Prospectus Supplement and Prospectus filed with the Registration Statement, respectively. We further consent to your filing a copy of this opinion as Exhibit 8.2 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “U.S. Federal Income Tax Considerations” set forth in the Prospectus Supplement filed as of the date hereof.

Very truly yours,

/s/ MORRISON & FOERSTER LLP